UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   VANDE STEEG, NICKOLAS W.
   18321 JAMBOREE BLVD.
   IRVINE, CA  94715
   USA
2. Issuer Name and Ticker or Trading Symbol
   PARKER-HANNIFIN CORPORATION
   PH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   September 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common stock               |      |    | |                  |   |           |2823.64(1)         |I     |(1)                        |
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Common stock               |9/05/9|G   | |447               |D  |           |7,926(2)           |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common stock               |9/12/9|G   | |447               |A  |           |686(2)             |I     |Joint with wife            |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common stock               |9/05/9|G   | |223               |D  |           |7,926(2)           |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common stock               |9/30/9|G   | |223               |A  |           |686(2)             |I     |Joint with wife            |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common stock               |9/3/97|S   | |4,000             |D  |$66.00     |686(2)             |I     |Joint with wife            |
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Common stock               |8/18/9|F   | |247(3)            |D  |$62.8125   |7,926(2)           |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Options to buy        |$64.5625|8/13/|A   | |7,605(2)   |A  |8/13/|8/12/|Common stock|7,605(2|(4)    |7,605(2)(5) |D  |            |
                      |        |97   |    | |           |   |98   |07   |            |)      |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Parker-Hannifin Corporation Retirement Savings Plan, as of June 30, 1997, the latest date for which information is available.
(2) Reflects 3-shares-for-2 common stock split paid on June 30, 1997.
(3) Surrender of shares to satisfy withholding taxes upon vesting of previously issued restricted stock in a transaction exempt under Rule
16b-3.
(4) Granted under the Parker-Hannifin Corporation's Stock Incentive Program in a transaction exempt under Rule
16b-3.
(5) Mr. Vande Steeg also owns 39,975 additional options which were granted pursuant to the Corporation's
Employee Stock Option Plans, at various exercise prices and expiration dates as previously reported.
SIGNATURE OF REPORTING PERSON
Thomas L. Meyer, Attorney-in-Fact
DATE
October 10, 1997